Exhibit 99.1

Elder-Beerman Receives Definitive Proposal from the Bon-Ton Stores,
Inc.

    DAYTON, Ohio--(BUSINESS WIRE)--Sept. 4, 2003--The Elder-Beerman Stores Corp. (Nasdaq:EBSC) today announced that The Bon-Ton Stores, Inc. (Nasdaq:BONT) has proposed a combination of the two companies. Bon-Ton indicated that it is prepared to sign a merger agreement that would provide all Elder-Beerman shareholders with $7.00 in cash for each of their shares in a two-step transaction, consisting of a first step tender offer for all outstanding shares of Elder-Beerman at $7.00 per share, followed by a second step merger of Elder-Beerman with a subsidiary of Bon-Ton.
    The principal conditions to consummation of the tender offer would be: (i) at least two-thirds of Elder-Beerman's outstanding common shares, on a fully diluted basis, being tendered and not withdrawn prior to the expiration date of the offer, (ii) the proceeds of the financings under Bon-Ton's commitment letters being available to Bon-Ton and (iii) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
    Elder-Beerman's Board of Directors met earlier today and after considering Bon-Ton's merger proposal, notified Wright Holdings, Inc. of Elder-Beerman's intention to enter into a merger agreement with Bon-Ton, subject to complying with Elder-Beerman's obligations under its existing merger agreement with Wright Holdings. As previously announced, on June 25, 2003, Elder-Beerman entered into a definitive agreement and plan of merger with Wright Holdings and its subsidiary providing for the acquisition of all outstanding shares of Elder-Beerman at a price of $6.00 per share. Under its merger agreement with Wright Holdings, Elder-Beerman is required to so notify Wright Holdings and engage in good faith negotiations with Wright Holdings for a three-business day period prior to accepting any proposal from any third party. These negotiations provide Wright Holdings an opportunity to increase the price per common share of Elder-Beerman payable under the existing merger agreement. Elder-Beerman emphasized that there can be no assurance as to the outcome of these negotiations with Wright Holdings.

    The nation's ninth largest independent department store chain, The Elder-Beerman Stores Corp. is headquartered in Dayton, Ohio and operates 68 stores in Ohio, West Virginia, Indiana, Michigan,
Illinois, Kentucky, Wisconsin and Pennsylvania. For more information about the company see Elder-Beerman's web site at www.Elder-Beerman.com.

    CONTACT: The Elder-Beerman Stores Corp.
             Edward Tomechko, 937-296-2683
             Gloria Siegler, 937-296-7339